Exhibit 10.12
CARBONITE, INC.
LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of May 11, 2011, by and between COMERICA BANK (“Bank”) and CARBONITE, INC., a Delaware corporation (“Borrower”).
RECITALS
Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.
AGREEMENT
The parties agree as follows:
     1. DEFINITIONS AND CONSTRUCTION.
          1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.
          1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.
     2. LOAN AND TERMS OF PAYMENT.
          2.1 Credit Extensions.
               (a) Promise to Pay; Use of Proceeds. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.
               (b) Advances Under Revolving Line.
                    (i) Amount. Subject to and upon the terms and conditions of this Agreement Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base. Except as set forth in the Pricing Addendum, amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable.
                    (ii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (12:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any facsimile or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.
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          2.2 Overadvances. If the aggregate amount of the outstanding Advances at any time exceeds the lesser of the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank, in cash, the amount of such excess.
          2.3 Interest Rates, Payments, and Calculations.
               (a) Interest Rate. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the Pricing Addendum.
               (b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.
               (c) Payments. Except as set forth in the Pricing Addendum, interest hereunder shall be due and payable on the first (1st) calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.
               (d) Computation. With respect to Obligations bearing interest at a rate based on the Prime Rate, in the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
          2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
          2.5 Fees. Borrower shall pay to Bank the following:
               (a) Facility Fee. On the Closing Date, a fee equal to Fifteen Thousand Dollars ($15,000), which shall be nonrefundable and fully-earned upon receipt; and
               (b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.
          2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement or any other Loan Document. Upon the full and
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final payment and satisfaction, in cash, of all of the Obligations, the deposit of cash collateral with respect to all contingent Obligations in amounts and on terms and conditions and with parties satisfactory to Bank, and the full and final termination of all of Bank’s obligations and commitments to make Credit Extensions, Bank shall, at Borrower’s sole cost and expense, release the security interest in the Collateral granted under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.
     3. CONDITIONS OF LOANS.
          3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
               (a) this Agreement, duly executed by Borrower;
               (b) the Pricing Addendum, duly executed by Borrower;
               (c) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;
               (d) a UCC National Form Financing Statement;
               (e) agreement to furnish insurance;
               (f) payment of the fees and Bank Expenses then due specified in Section 2.5;
               (g) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;
               (h) prior to the initial Advance under the Revolving Line, an audit of the Collateral, the results of which shall be satisfactory to Bank, which audit shall be completed within thirty (30) days after the date hereof;
               (i) current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;
               (j) current Compliance Certificate in accordance with Section 6.2;
               (k) a Collateral Information Certificate;
               (l) securities and/or deposit account control agreements with respect to any accounts permitted hereunder to be maintained outside Bank;
               (m) Collateral Access Agreements for all Collateral locations as may be required by Bank;
               (n) evidence of the funding by Borrower, in one or more deposit accounts maintained with Bank, of the Minimum Deposit Amount;
               (o) evidence of timely completion of each of the post-closing covenants and undertakings set forth in Section 6.12;
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               (p) an Automatic Debit Authorization, duly executed by Borrower; and
               (q) such other documents, instruments or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
          3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
               (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1;
               (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and
               (c) Bank shall have received the financial statements specified in Section 6.2(a)(i) for the Reporting Period ending on the applicable Draw-down Reporting Date, a Borrowing Base Certificate (and the other items required under Section 6.2(b)) as of the applicable Draw-down Reporting Date, and a Compliance Certificate as of the applicable Draw-down Reporting Date. As used herein “Draw-down Reporting Date” means, in relation to the proposed funding date of any Advance hereunder (the “Funding Date”), the last day of the calendar month immediately preceding such Funding Date, unless the Funding Date occurs during the first 25 days of a calendar month, in which case the Draw-down Reporting Date for such Advance shall be the last day of the second most recently ended calendar month.
          4. CREATION OF SECURITY INTEREST.
               4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property and not to allow any Lien to exist on any of its Intellectual Property, except in connection with Permitted Liens and Permitted Transfers. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
               4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights
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or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.
          4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once in any six (6) month period (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof, to audit Borrower’s Accounts and to check, test, and appraise the Collateral, all at Borrower’s sole cost and expense, in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
          4.4 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.
     5. REPRESENTATIONS AND WARRANTIES.
     Borrower represents and warrants as follows:
          5.1 Due Organization and Qualification. Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and each Subsidiary is an entity duly organized and validly existing under the laws of the jurisdiction in which it is organized; Borrower and each Subsidiary are qualified and licensed to do business in any state or other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.
          5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation, bylaws or other organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.
          5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States at the locations specified in the Collateral Information
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Certificate, and at such other locations as may be timely disclosed in writing to Bank pursuant to Section 7.2. The Eligible Accounts included in the most recent calculation of the Borrowing Base are (a) bona fide existing obligations of the applicable account debtors arising out of Subscription Agreements in the ordinary course of Borrower’s business; (b) are owed to Borrower without any defenses, disputes, offsets or cancellation asserted by the applicable account debtor or known to Borrower, and (c) are not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. No licenses or agreements giving rise to any such Eligible Account is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule or as disclosed in writing from time to time with respect to accounts maintained outside of Bank to the extent expressly permitted under Section 6.6, none of Borrower’s operating, deposit, investment or securities accounts, is maintained or invested with a Person other than Bank or Bank’s Affiliates.
          5.4 Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent either set forth on the Schedule or such invalidity, unenforceability or claim could not reasonably be expected to cause a Material Adverse Effect.
          5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof or at such other location as to which Borrower has provided notice in accordance with Section 7.2.
          5.6 Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.
          5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.
          5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.
          5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a
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Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.
          5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments and Subsidiaries identified on the Schedule. Carbonite Holdings (i) holds 100% of the Equity Interests in Carbonite China, (ii) conducts no business or financial operations, (iii) has no Indebtedness, (iv) holds no assets other than assets incidental to the ownership of such Equity Interests of Carbonite China, and (v) has no Liens on any of its assets. Carbonite Canada (i) conducts no business or financial operations, (ii) has no Indebtedness, (iii) holds no assets other than internet domain names related to Borrower’s business operations in Canada required under applicable law to be held by a Canadian entity, and other assets incidental to the ownership of such domain names, and (iv) has no Liens on any of its assets. Carbonite China qualifies as an Excluded Foreign Subsidiary.
          5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
          5.12 Inbound Licenses. Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any inbound license or other agreement, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.
          5.13 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.
          5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
     6. AFFIRMATIVE COVENANTS.
     Borrower covenants that, until payment and satisfaction in full, in cash, of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:
          6.1 Good Standing and Government Compliance. Borrower shall maintain its organizational existence and good standing in the Borrower State, shall cause each of its Subsidiaries to maintain its organizational existence in its jurisdiction of organization, shall maintain, and shall cause each Subsidiary to maintain, qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary, that is not a Foreign Subsidiary, to meet, the minimum funding requirements of ERISA with
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respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.
          6.2 Financial Statements, Reports, Certificates.
               (a) Borrower shall deliver to Bank: (i) as soon as available, but in any event within twenty-five (25) days after the last day of each Reporting Period, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period prepared in accordance with GAAP, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank (it being agreed that as of the Closing Date, Ernst & Young LLP is acceptable to Bank) which opinion is either unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed or required to be filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in any event not later than thirty (30) days after the last day of each fiscal year, Borrower’s financial and business projections and budget for the immediately following year (with monthly and quarterly detail), with evidence of approval thereof by Borrower’s board of directors; and (vii) such budgets, sales projections, operating plans or other financial information of Borrower as Bank may reasonably request from time to time.
               (b) Within twenty-five (25) days after the last day of each Reporting Period, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with (i) aged listings by invoice date of accounts receivable and accounts payable, and (ii) detailed schedules supporting the calculations of Applicable Bookings, the Subscription Renewal Rate and the Advance Rate.
               (c) Within twenty-five (25) days after the last day of each Reporting Period, Borrower shall deliver to Bank with the financial statements required under Section 6.2(a)(i) a Compliance Certificate certified as of the last day of the applicable Reporting Period and signed by a Responsible Officer in substantially the form of Exhibit E hereto.
               (d) Immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.
               (e) Bank shall have the inspection, audit, appraisal and other rights set forth in Section 4.3.
     Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or         .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.
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          6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than Two Hundred Fifty Thousand Dollars ($250,000).
          6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.
          6.5 Insurance.
               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.
               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.
          6.6 Accounts. Borrower shall maintain, and shall cause all of its Subsidiaries to maintain, all of its and their depository and operating accounts with Bank and all of its and their securities and investment accounts with Bank; provided, however, (a) so long as (i) no Event of Default has occurred that is continuing and (ii) Borrower maintains (at all times from and after the date that is forty-five (45) days after the Closing Date) unencumbered Cash in one or more deposit accounts with Bank in an amount not less than Fifteen Million Dollars ($15,000,000), Borrower may maintain cash and securities in excess of such amount in the accounts outside of Bank identified on the Schedule, so long as such accounts remain, at all times, subject Bank’s first priority security interest, pursuant to account control agreements in form and substance satisfactory to Bank; (b) Borrower’s Subsidiaries may maintain cash and securities the accounts outside of Bank identified on the Schedule, so long as such accounts (other than accounts of Excluded Foreign Subsidiaries) remain, at all times, subject Bank’s first priority security interest, pursuant to account control agreements in form and substance satisfactory to Bank; and (c) Carbonite China may maintain its accounts outside of Bank that are identified on the Schedule and such accounts may be maintained without being subject to an account control agreement.
          6.7 Financial Covenants. Borrower shall at all times maintain the following financial and operational ratios and covenants:
               (a) Adjusted Net Worth. From and after the date on which the outstanding Obligations are first equal to or exceed Five Million Dollars ($5,000,000), an Adjusted Net Worth of not less than Ten Million Dollars ($10,000,000), tested as of the last day of each Reporting Period.
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               (b) Minimum Active Subscriptions. From and after the date on which the outstanding Obligations are first equal to or exceed Seven Million Five Hundred Thousand Dollars ($7,500,000), not fewer than Eight Hundred Thousand (800,000) subscribers (not Affiliated with Borrower) under active Subscription Agreements, tested as of the last day of each Reporting Period.
          6.8 Intellectual Property Rights.
               (a) Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.
               (b) Borrower shall periodically, and no less frequently than once each fiscal quarter, give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office and United States Copyright Office, including the date of such filing and the registration or application numbers, if any.
               (c) Borrower shall periodically, and no less frequently than once each fiscal quarter, give Bank prompt written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.
               (d) Borrower shall (i) protect, defend and maintain the validity and enforceability of the Intellectual Property that is material to its business as determined by Borrower in its reasonable and good faith business judgment, (ii) use commercially reasonable efforts to detect infringements of the Intellectual Property and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Intellectual Property to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.
          6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith take such actions as Bank may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (A) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in such license or contract right, and to have the power to assign such license or contract rights in connection with an enforcement of remedies, that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents; provided, however, so long as Borrower has made such good faith efforts to obtain such consent or waiver, the failure to obtain the consent or waiver shall not constitute a violation of this Section 6.9.
          6.10 Creation/Acquisition of Subsidiaries. Without limiting the generality of any other provision hereof, in the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such Subsidiary (unless it is an Excluded Foreign Subsidiary) to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit A hereto), and Borrower (or any intermediate Subsidiary holding the Equity Interests in such new Subsidiary) shall grant and pledge to Bank a perfected security interest in the Shares of each such new Subsidiary (whether foreign or domestic). Within thirty (30) days of Carbonite Canada acquiring any assets or property (other than Intellectual Property) with a fair market value in excess of One Hundred Thousand Dollars ($100,000), a duly executed Third Party Security Agreement, duly executed by Carbonite Canada.
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          6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
          6.12 Post-Closing Undertakings.
               (a) Within thirty (30) days of the Closing Date, Borrower, Carbonite Holdings and Carbonite Canada, as applicable, shall deliver to Bank, in each case in form and substance satisfactory to Bank: (i) an Unconditional Guaranty duly executed by Carbonite Holdings; (ii) a Third Party Security Agreement duly executed by Carbonite Holdings; (iii) an Unconditional Guaranty duly executed by Carbonite Canada; and (iv) an officer’s certificate of each Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of each of the Loan Documents to which they are a party;
               (b) Within forty-five (45) days of the Closing Date, Borrower shall: (i) fund a deposit account maintained with Bank with at least the Minimum Deposit Amount; (ii) deliver to Bank duly executed Collateral Access Agreements for its offices located at 177 Huntington Avenue, Boston, Massachusetts; (iii) deliver to Bank the certificate for the Shares, together with Assignment(s) Separate from Certificate, duly executed in blank; and (iv) deliver to Bank account control agreements, in form and substance satisfactory to Bank, for each of the deposit, investment and securities accounts of Borrower and Carbonite Holdings maintained outside of Bank duly executed by Borrower or Carbonite Holdings (as applicable) and the bank, financial institution or securities intermediary with or though whom such account is maintained;
               (c) Within sixty (60) days of the Closing Date, Borrower shall deliver to Bank duly executed Collateral Access Agreements and for its data center maintained with Internap Network Services Corp. and for any new data center or co-location facilities established after May 1, 2011, as Bank may require.
Borrower acknowledges and agrees that completion and performance of the foregoing covenants is a condition precedent to the Bank’s obligation to make the initial Advance.
     7. NEGATIVE COVENANTS.
     Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid and satisfied in full, in cash, or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent:
          7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6 of this Agreement, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.
          7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without twenty (20) days prior written notification to Bank; without at least thirty (30) days prior written notice to Bank, add any new offices or business or Collateral locations (unless such new offices or locations contain, in the aggregate, less than One Hundred Thousand Dollars ($100,000) in Borrower’s or such Subsidiaries’ assets or property); replace its chief executive officer or chief financial officer without thirty (30) days prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.
          7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other Person (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same (each an “Acquisition Transaction”) except where: (i) Borrower shall have given Bank at least ten (10) Business Days prior
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written notice of the closing of such Acquisition Transaction; (ii) the property acquired (or the property of the Person acquired) in such Acquisition Transaction is used or useful in a line of business substantially similar to those lines of business conducted by Borrower on the date such Acquisition Transaction is consummated; (iii) the Aggregate Consideration for such Acquisition Transaction, when added to the Aggregate Consideration for all previous Acquisition Transactions occurring during the term of this Agreement, does not exceed the Aggregate Acquisition Cap then in effect; (iv) in the case of an acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition, (v) no Event of Default, or other event or circumstance that with notice or the passage of time or both could become an Event of Default, has occurred, is continuing or would exist after giving effect to any such transaction; (vi) the Acquisition Transactions effected during the term hereof, do not result, individually or in the aggregate, in a Change in Control; (vii) Borrower is the surviving or successor entity in each such transaction; (viii) Borrower has provided to Bank (a) such financial and other information regarding the property or Person who is being so acquired, including historical financial statements and a description of such Person, as Bank may reasonably request, (b) all documentation (including schedules and exhibits) relating to each such Acquisition Transaction (including financial information and analysis, financial projections, environmental assessments and reports, opinions, certificates and lien searches) as Bank may reasonably request, and (c) a certificate of a Responsible Officer demonstrating pro forma compliance with all applicable financial covenants for the most recent Reporting Period; and (ix) the representations and warranties made by Borrower in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition Transaction (after giving effect thereto), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
          7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.
          7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens. Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property, or permit any Subsidiary to do so.
          7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests, except that, subject to the last sentence of this Section 7.6, Borrower may pay up to Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year to repurchase Equity Interests in Borrower, as required pursuant to customary stock repurchase agreements approved by Borrower’s Board of Directors, from former officers, directors or employees upon the death, disability or termination or cessation of employment or service of such officers, directors or employees. Notwithstanding the foregoing, Borrower shall be permitted to make such repurchases only if, at the time of such repurchase, and immediately after giving effect thereto: (i) no Event of Default, or any event or circumstance that with the giving of notice or the passage of time (or both) could result in an Event of Default, exists or could reasonably be expected to occur, (ii) Borrower is solvent, and (iii) such distribution is permitted under and is made in compliance with all applicable laws including Sections 170 and 173 of the Delaware General Corporation Law.
          7.7 Investments. (i) Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, (ii) except as otherwise provided in Section 6.6, maintain deposit accounts, investment accounts, securities accounts or similar accounts with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or (iii) suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.
          7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of
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Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
          7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.
          7.10 Inventory and Equipment. Store, or cause or permit any Subsidiary (other than Excluded Foreign Subsidiaries) to store, any Inventory or the Equipment, valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000), with a bailee, warehouseman, or similar third party unless (a) Borrower shall promptly thereafter give Bank written notice thereof identifying the names and addresses of such third parties and briefly describing the Inventory or Equipment in the possession of such third parties; and (b) the third party has been notified of Bank’s security interest and Bank (i) shall have received a duly executed Collateral Access Agreement, including an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit, or (ii) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for such locations as Bank may approve in writing, Borrower shall keep, and shall cause each of its Subsidiaries to keep, its Inventory and Equipment, valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000), only at the locations set forth in the Schedule delivered by Borrower to Bank prior to the Closing Date, and at such other locations of which Borrower gives Bank prior written notice and as to which Bank files Security Instruments where needed to perfect its security interests and liens in such Inventory and Equipment and as to which (x) Bank has received a Collateral Access Agreement, and (y) Borrower has taken such actions as Bank reasonably requests to perfect and maintain the perfection and priority of Bank’s Lien on the Collateral.
          7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.
     8. EVENTS OF DEFAULT.
     Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:
          8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;
          8.2 Covenant Default.
               (a) If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or
               (b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;
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          8.3 Material Adverse Change. If there occurs any circumstance or circumstances that has had, or could reasonably be expected to have, a Material Adverse Effect;
          8.4 Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;
          8.5 Attachment. If any material portion of any Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within five (5) days, or if any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Loan Party’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of any Loan Party’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, foreign or governmental agency, and the same is not paid within five (5) days after any Loan Party receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);
          8.6 Insolvency. If Borrower or any of its Subsidiaries becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries, or if an Insolvency Proceeding is commenced against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
          8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which any Loan Party is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that would reasonably be expected to have a Material Adverse Effect;
          8.8 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;
          8.9 Judgments; Settlements. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) shall be rendered against any Loan Party and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or if a settlement or settlements is agreed upon for an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000);
          8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate or other writing delivered to Bank by Borrower or any Person acting for Borrower (including any Responsible Officer) in connection with this Agreement or any other Loan Document or to induce Bank to enter into this Agreement or any other Loan Document; or
          8.11 Guaranty. If (a) any guaranty of all or a portion of the Obligations (a “Guaranty) ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or (b) any event of default occurs under any Guaranty Document, (c) or any Guarantor revokes or purports to revoke a Guaranty, or (d) any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document.
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     9. BANK’S RIGHTS AND REMEDIES.
          9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);
               (b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;
               (c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;
               (d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
               (e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
               (f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;
               (g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
               (h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;
               (i) Bank may credit bid and purchase at any public sale;
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               (j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and
               (k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
          9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and each of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) transfer all or any part of the Collateral into the name of Bank or a third party to the extent permitted under the Code; (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; (i) after consultation with Borrower, execute and do all such assurances, acts and things which Borrower is required, but fails to do under the covenants and provisions of the Loan Documents; (j) take any and all such actions as Bank may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Bank under this Agreement or the other Loan Documents; and (k) to sign Borrower’s name on any documents or Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Bank’s security interest in the Collateral; provided Bank may exercise such power of attorney to take any of the actions described in clauses (h) through (k) above, regardless of whether an Event of Default has occurred or is continuing. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and all of Bank’s obligations to provide Credit Extensions or other financial accommodations to Borrower under this Agreement or any of the other Loan Documents shall have terminated.
          9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.
          9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
          9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
[May 11, 2011]

               9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.
               9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.
               9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.
     10. NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	CARBONITE, INC.
177 Huntington Ave.
Boston, MA 02115
Attn: General Counsel
FAX: (617) 587-1101

with a copy to:	CARBONITE, INC.
177 Huntington Ave.
Boston, MA 02115
Attn: Chief Financial Officer
FAX: (617) 587-1101

with a copy to:	Foley & Lardner LLP
111 Huntington Ave., Ste. 2600
Boston, MA 02199-7610
Attn: Susan E. Pravda, Esq.
FAX: (617) 342-4001

If to Bank:	Comerica Bank
M/C 7578
39200 Six Mile Rd.
Livonia, MI 48152
Attn: National Documentation Services
[May 11, 2011]

with a copy to:	Comerica Bank
1000 Winter Street, Suite 3600
Waltham, MA 02451
Attn: William Sweeney, Sr. Vice President and
James Demoy, Vice President
FAX: (781) 487-5177
     Notwithstanding the foregoing, however, the failure by the Bank to deliver a copy of a notice or demand to Borrower’s counsel or Borrower’s Chief Financial Officer shall not affect the validity or efficacy of such notice or demand if otherwise sent to Borrower in accordance with this Section 10. The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
     11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
     This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the State and Federal courts located in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.
     12. REFERENCE PROVISION.
          12.1 In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.
          12.2 With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).
          12.3 The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of selfhelp remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.
          12.4 The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.
[May 11, 2011]

          12.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.
          12.6 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
          12.7 Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
          12.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
          12.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
          12.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.
     13. GENERAL PROVISIONS.
          13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a

19	[May 11, 2011]

debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.
          13.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the Collateral or the transactions contemplated by this Agreement and/or the other Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
          13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
          13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
          13.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
          13.6 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.
          13.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
          13.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
          13.9 Confidentiality. In handling any information identified by Borrower as confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of , or participants in, any interest in the Obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.
[Balance of Page Intentionally Left Blank]

20	[May 11, 2011]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CARBONITE, INC.

By:	/s/ Andrew Keenan
Name:	Andrew Keenan
Title:	Chief Financial Officer

COMERICA BANK

By:	/s/ James Demoy
Name:	James Demoy
Title:	Vice President
[Signature Page to Loan and Security Agreement]

[May 11, 2011]

EXHIBIT A
DEFINITIONS
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software, intellectual property and other technology) or the rendering of services by Borrower whether or not earned by performance, and including, without limitation, all accounts, contract rights and payment intangibles of Borrower under or in respect of term license agreements, subscription license agreements and maintenance contracts, and also including all accounts, payment intangibles and other forms of obligations owing to Borrower under any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.
“Adjusted Net Worth” means, for any date of determination, an amount equal to Borrower’s stockholder’s equity, including preferred stock equity, plus deferred revenue, all as determined in accordance with GAAP consistently applied.
“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.
“Advance Rate” means, for any date of determination, the percentage equal to (a) the sum of the monthly Subscription Renewal Rates for each of the three consecutive months ending immediately prior to such date, divided by (b) three (3). In no event shall the Advance Rate be greater than one (1.00).
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Aggregate Acquisition Cap” means, for any time of determination: (a) Four Million Dollars ($4,000,000) if, at such time, the Net Cash Amount is less than Fifteen Million Dollars ($15,000,000); or (b) Ten Million Dollars ($10,000,000) if, at such time, the Net Cash Amount is equal to or greater than Fifteen Million Dollars ($15,000,000). In respect of any Acquisition Transaction, the Aggregate Acquisition Cap applicable to such Acquisition Transaction shall be determined based on the Net Cash Amount calculated after giving effect to the consummation of such Acquisition Transaction. For the sake of clarity, the parties acknowledge and agree that such amounts are not incremental and that each Acquisition Transaction shall count against the Aggregate Acquisition Cap and all subsequent calculations of the Aggregate Acquisition Cap, regardless of whether the Aggregate Acquisition Cap then in effect is $4,000,000 or $10,000,000.
“Aggregate Investment Cap” means, for any time of determination: (a) Two Million Dollars ($2,000,000) if, at such time, the Net Cash Amount is less than Fifteen Million Dollars ($15,000,000); or (b) Five Million Dollars ($5,000,000) if, at such time, the Net Cash Amount is equal to or greater than Fifteen Million Dollars ($15,000,000). In respect of any proposed Investment, the Aggregate Investment Cap shall be determined based on the Net Cash Amount calculated after giving effect to the consummation and funding of such Investment. For the sake of clarity, the parties acknowledge and agree that such amounts are not incremental and that each Investment in Carbonite China during the term hereof shall count against the Aggregate Investment Cap and all subsequent calculations of the Aggregate Investment Cap, regardless of whether the Aggregate Investment Cap then in effect is $2,000,000 or $5,000,000.
“Applicable Bookings” means, for any period of determination, the sum (without duplication) of (a) Borrower’s aggregate net cash receipts during such period from credit card sales for Subscription Contracts during such period, plus (b) the aggregate amount of Eligible Accounts invoiced during such period in the ordinary course of Borrower’s business.
“Aggregate Consideration” means, in respect of any Acquisition Transaction, the aggregate consideration paid or agreed to be paid by Borrower or any of its Subsidiaries in connection with such Acquisition Transaction, including (i) any Indebtedness of the types described in clauses (a), (b) and (c) of the definition of “Indebtedness” assumed or

1	[May 11, 2011]

acquired directly in connection with any such Acquisition Transaction and (b) any payments in connection with such Acquisition Transaction that are contingent upon future performance or revenues and regardless of whether the entire amount of such cash consideration is actually paid at the time of any such Acquisition Transaction.
“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Borrower State” means Delaware, the state under whose laws Borrower is organized.
“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrowing Base” means, as of any date of determination, an amount equal to the product of (a) the Advance Rate, as of such date, multiplied by (b) the Applicable Bookings for the three month period ending on the last day of the month immediately preceding such date (or such date if the date of determination is the last day of a month), as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower or from other information then available to Bank including information obtained from working capital or other similar audits conducted by or on behalf of Bank, less such reserves as may be established, by Bank in its good faith credit judgment, from time to time.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.
“Carbonite Canada” means 6745385 CANADA, INC., a corporation formed and organized under the Federal Laws of Canada and a direct, wholly-owned Subsidiary of Borrower.
“Carbonite China” means CARBONITE (CHINA) CO., LTD., a company formed and organized under the laws of China and a wholly-owned Subsidiary of Borrower, through Carbonite Holdings.
“Carbonite Holdings” means CARBONITE HOLDINGS, INC., a Delaware corporation and a direct wholly-owned Subsidiary of Borrower.
“Cash” means unrestricted cash and cash equivalents.
“Change in Control” means any transaction, or series of related transactions, in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.
“Chief Executive Office State” means Massachusetts, where Borrower’s chief executive office is located.
“Closing Date” means the date of this Agreement.
“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.
“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral, except to the extent any such property constitutes voting Equity Interests in an Excluded Foreign Subsidiary, in excess of sixty-five percent (65%) of the voting power of all classes of capital stock of such Excluded Foreign Subsidiary entitled to

2	[May 11, 2011]

vote; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment.
“Collateral Access Agreement” means an agreement in form and substance satisfactory to Bank in its sole discretion, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor, contract manufacturer, equipment holder, co-location facility or other bailee of Inventory, Equipment or other property owned by Borrower, that acknowledges the Liens of Bank and waives any Liens held by such Person on such Inventory, Equipment or other property and, includes such other agreements with respect to the Collateral, including agreements relating to access to the Collateral, as Bank may require in its sole discretion, as the same may be amended, restated or otherwise modified from time to time.
“Collateral State” means the state or states where the Collateral is located, which is Massachusetts.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.
“Eligible Accounts” means those “accounts” (as defined in the Code) of Borrower, valued at the invoice amount (net of all taxes, and net of all credit balances, returns, trade discounts, customer deposits, unapplied cash, unbilled amounts or retention or finance charges) of such accounts, that are in existence and have arisen in the ordinary course of Borrower’s business under non-cancellable, business (non-consumer) Subscription Contracts that comply with all of Borrower’s representations and warranties to Bank set forth herein; provided, that Bank may change the standards of eligibility in its good faith credit judgment by giving Borrower thirty (30) days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following (and Borrower by including any Account in any computation of the Borrowing Base shall be deemed to represent and warrant to Bank that none of the following apply to such Account):
(a)	Accounts that the account debtor has failed to pay in full within ninety (90) days of invoice date;

(b)	Credit balances over ninety (90) days;

(c)	Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(d)	Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

3	[May 11, 2011]

(e)	Accounts with respect to which the account debtor (i) does not have its chief executive office and principal place of business in the United States, (ii) is not organized under the laws of the United States or any state thereof or the District of Columbia, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except for Eligible Foreign Accounts;

(f)	Accounts with respect to which the account debtor is the United States or any state, commonwealth, provincial, federal foreign, territorial or other court, judicial, administrative or governmental department, commission, board, bureau, agency, or instrumentality of the United States or any other state, local or foreign government, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g)	Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(h)	Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(i)	Accounts with respect to which the account debtor is an individual or an officer, employee, agent, Subsidiary or Affiliate of Borrower;

(j)	Accounts that have not yet been billed to the account debtor (or for which invoices for payment have not been duly sent to the Account Debtor) or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

(k)	Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its reasonable discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)	Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful;

(m)	Accounts which are subject to a Lien or security interest in favor of any Person other than Bank; and

(n)	Retentions and hold-backs.
Unless otherwise agreed to by Bank, “Eligible Accounts” shall not include Accounts under any Subscription Contract: (i) that has been terminated, cancelled or rescinded, or that is otherwise not in full force and effect, or (ii) if the account debtor thereunder has exercised or attempted to exercise any rights of termination, cancellation or rescission thereunder on account of any breach or default thereunder or any breach or default in the performance or observance of any of Borrower’s agreements or obligations thereunder.
“Eligible Foreign Accounts” means Accounts that satisfy all of the criteria set forth in the definition of Eligible Accounts other than clause (e) of such definition and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, in its sole discretion, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis. All Eligible Foreign Accounts must be calculated and payable only in

4	[May 11, 2011]

U.S. Dollars and invoiced from the United States. In no event shall an Account owing from an Account Debtor located in an Office of Foreign Assets Control of the U.S. Department of the Treasury sanctioned country be deemed an Eligible Account.
“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.
“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
“Excluded Foreign Subsidiary” means any Foreign Subsidiary that is a controlled foreign corporation (as defined in the IRC) in respect of which either (a) the pledge of all of the voting Equity Interests of such Foreign Subsidiary as Collateral or (b) the guaranteeing by such Foreign Subsidiary of the Obligations would result in material adverse tax consequences to Borrower.
“Foreign Subsidiary” means, in relation to any Person, any Subsidiary of that Person that is organized under the laws of a jurisdiction other than the United States of America or any of the States (or the District of Columbia) thereof.
“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.
“Guarantor” means each of Carbonite Holdings, Carbonite Canada and any other Person who from time to time may guaranty or provide collateral or other credit support for all or any portion of the Obligations.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:
(a)	Copyrights, Trademarks and Patents;

5	[May 11, 2011]

(b)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)	Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; and

(e)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Inventory” means all present and future inventory in which Borrower has any interest, including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.
“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Loan Party” or “Loan Parties” means, individually or collectively, Borrower and each Guarantor, if any.
“Material Adverse Effect” means (i) a material adverse change in Borrower’s business or financial condition (including without limitation, evidence of a lack of investor support or Borrower’s inability to attract sufficient additional equity financing from its investors at any time prior to the Public Offering), or (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing Borrower’s obligations under the Loan Documents, or (iii) a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral.
“Minimum Deposit Amount” means, as of any date of determination, an amount not less than the lesser of (i) Fifteen Million Dollars ($15,000,000), and (ii) all of Borrower’s cash and cash equivalents, including all amounts on deposit or credited to any deposit, securities or investment account, as of such date.
“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.
“Net Cash Amount” means, as of any time of determination, an amount equal to Borrower’s domestic Cash minus the aggregate outstanding Obligations owing at such time.
“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency

6	[May 11, 2011]

Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.
“Permitted Indebtedness” means:
(a)	Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)	Indebtedness of Borrower not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time that is secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness to trade creditors incurred in the ordinary course of business; and

(f)	Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investment” means:
(a)	Investments existing on the Closing Date disclosed in the Schedule;

(b)	(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) Bank’s money market accounts;

(c)	Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements under the terms of customary board-approved stock repurchase agreements to the extent permitted under Section 7.6;

(d)	Investments accepted in connection with Permitted Transfers;

(e)	(i) Investments of wholly-owned Subsidiaries in or to other wholly-owned Subsidiaries or Borrower; (ii) Investments by Borrower in Carbonite China, directly or indirectly through Carbonite Holdings, so long as, at the time each such Investment is consummated and funded, the amount of the Investment (when added to the aggregate amount of (x) all previous Investments in Carbonite China during the term hereof and (y) all previous Investments under clause (iii) of this subparagraph (e)) does not exceed the Aggregate Investment Cap then in effect; (iii) Investments in third parties located in China to the extent required to satisfy the intellectual property and

7	[May 11, 2011]

business licensing requirements of the Chinese government in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) during the term hereof; and (iv) Investments by Borrower in other wholly-owned Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;

(f)	Investments not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(g)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)	Deposit and securities accounts maintained with banks and other financial institutions to the extent expressly permitted under Section 6.6 and as to which Borrower has complied with the requirements of Section 6.6;

(i)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j)	Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;

(k)	Investments consisting of Acquisition Transactions expressly permitted under Section 7.3; and

(l)	Creation of wholly-owned Subsidiaries as to which all of the requirements set forth in Section 6.10 have been performed and satisfied.
“Permitted Liens” means the following:
(a)	Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)	Liens securing Permitted Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in aggregate principal amount outstanding at any time (i) upon or in any Equipment (other than Equipment financed by Bank) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (e) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the

8	[May 11, 2011]

existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments); and

(f)	Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secured standard fees for deposit services charged by, but not financing made available by, or borrowings from, such institutions, provided that Bank has a perfected security interest in such deposit accounts and the assets held in such deposit accounts and Borrower is in compliance with the requirements of Section 6.6 with respect to such accounts.
“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:
(a)	Inventory in the ordinary course of business;

(b)	Non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)	Worn-out or obsolete Equipment not financed by Bank;

(d)	Equipment (that has been fully depreciated on Borrower’s balance sheet) provided to or acquired by Borrower from Promise Technology, Inc., Interactive Digital Systems, Inc. or any party related thereto or acting as an agent or affiliate of Promise Technology, Inc. or Interactive Digital Systems, Inc., which Equipment has been or is being replaced with new or different Equipment with similar or superior functionality; or

(e)	Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Pricing Addendum” means that certain Prime Referenced Rate Addendum to Loan and Security Agreement, by and between Bank and Borrower, dated as of the Closing Date, as amended, modified, supplemented or restated from time to time, a copy of which is attached hereto as Exhibit F.
“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.
“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.
“Public Offering” means the closing of the initial firm commitment underwritten public offering of Borrower’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of such common stock and the listing of such common stock on the NASDAQ — National Market, the NASDAQ SmallCap Market, the NYSE, the NYSE Amex or other comparable domestic stock exchange.
“Reporting Period” means, for any date of determination, (a) each calendar month, if any Advances have been outstanding on, or at any time during the thirty (30) days immediately prior to, such date, or (b) otherwise, each fiscal quarter. The applicable Reporting Period shall be determined as of the last day of each calendar month and the last day of each fiscal quarter.

9	[May 11, 2011]

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.
“Revolving Line” means a Credit Extension of up to Fifteen Million Dollars ($15,000,000).
“Revolving Maturity Date” means August 31, 2012.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting or maintaining the priority of any security interest or Lien.
“Shares” means (i) sixty-five percent (65%) of the issued and outstanding voting Equity Interests owned or held of record by Borrower in any Excluded Foreign Subsidiary; (ii) one hundred percent (100%) of the issued and outstanding non-voting Equity Interests owned or held of record by Borrower in any Excluded Foreign Subsidiary, and (iii) one hundred percent (100%) of the issued and outstanding Equity Interests owned or held of record by Borrower in each Subsidiary of Borrower that is not an Excluded Foreign Subsidiary.
“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.
“Subordinated Debt” means any Indebtedness incurred by Borrower that is subordinated in writing to the Obligations owing by Borrower and its Subsidiaries to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank), including without limiting the generality of the foregoing, subordination of such Indebtedness in right of payment to the prior indefeasible payment in full, in cash, of the Obligations, the subordination of the priority of any Lien at any time securing such Indebtedness to Bank’s Lien, and prohibitions on the exercise of any rights or remedies of the holder of such Indebtedness against Borrower or any of Borrower’s property pursuant to a written subordination agreement executed and delivered by Bank.
“Subscription Contracts” means those written consumer and business subscription agreements for Borrower’s products that: (a) have been entered into in the ordinary course of Borrower’s business and consistent with past practice; (b) are with a counter-party that is not an Affiliate of Borrower, and (c) provide for a subscription periods of one, two or three years.
“Subscription Renewal Rate” means, for any given month, the amount obtained by dividing (a) the number of renewals of existing Subscription Contracts, that are actually renewed by customers during such month, by (b) the aggregate number of Subscription Contracts expiring or otherwise eligible for renewal during such month. In no event shall the Subscription Renewal Rate be greater than one (1.00).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest, joint venture interest or other Equity Interest of which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers, trustees or similar governing body of the entity, at the time as of which any determination is being made, is owned or controlled by such Person, either directly or through an Affiliate.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

10	[May 11, 2011]

DEBTOR:	CARBONITE, INC.

SECURED PARTY:	COMERICA BANK
EXHIBIT B
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
All personal property of Carbonite, Inc. (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
     (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and
     (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.
     Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment or proceeds from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of May 11, 2011, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

11

EXHIBIT C
TECHNOLOGY & LIFE SCIENCES DIVISION
LOAN ANALYSIS
LOAN ADVANCE/PAYDOWN REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS 3:00* P.M., P.S.T.
DEADLINE FOR WIRE TRANSFERS IS 12:00 P.M., P.S.T.
*At month end and the day before a holiday, the cut off time is 1:30 P.M., P.S.T.

To: Loan Analysis	DATE: ______________	TIME: ____________
FAX #: (650) 462-6061
FROM: CARBONITE, INC. TELEPHONE REQUEST (For Bank Use Only): Borrower’s Name The following person is authorized to request the loan payment transfer/loan FROM: advance on the designated account and is known to me. Authorized Signer’s Name FROM: Authorized Signature (Borrower) Authorized Request & Phone # PHONE #: Received by (Bank) & Phone # FROM ACCOUNT#: (please include Note number, if applicable) TO ACCOUNT #: Authorized Signature (Bank) (please include Note number, if applicable) REQUESTED TRANSACTION TYPE REQUESTED DOLLAR AMOUNT For Bank Use Only PRINCIPAL INCREASE* (ADVANCE) $Date Rec’d: PRINCIPAL PAYMENT (ONLY) $Time: Comp. Status: YES NO OTHER INSTRUCTIONS: Status Date: Time: Approval: All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date. *IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE) YES NO If YES, the Outgoing Wire Transfer Instructions must be completed below. OUTGOING WIRE TRANSFER INSTRUCTIONS Fed Reference Number Bank Transfer Number The items marked with an asterisk (*) are required to be completed. *Beneficiary Name *Beneficiary Account Number *Beneficiary Address Currency Type US DOLLARS ONLY *ABA Routing Number (9 Digits) *Receiving Institution Name *Receiving Institution Address *Wire Amount $

EXHIBIT D
BORROWING BASE CERTIFICATE

Borrower: Carbonite, Inc.	Bank:	Comerica Bank
Technology & Life Sciences Division
Commitment Amount: $15,000,000		Loan Analysis Department
250 Lytton Avenue
3rd Floor, MC 4240
Palo Alto, CA 94301
Phone: (650) 462-6060
Fax: (650) 462-6061

CONSUMER SUBSCRIPTION CONTRACT PAYMENTS
1.	Total Cash Receipts From Credit Card Sales for consumer Subscription Contracts for 3 months ending			$

BUSINESS SUBSCRIPTION CONTRACT ACCOUNTS RECEIVABLE
2.	Accounts (for business Subscription Contracts) invoiced during 3 months ending			$
3.	Additions (please explain on reverse)			$
4.	TOTAL ACCOUNTS RECEIVABLE AS OF			$

BUSINESS SUBSCRIPTION CONTRACT ACCOUNTS DEDUCTIONS (without duplication)
5.	Amounts over 90 days	$
6.	Credit Balances over 90 days	$
7.	Balance of 25% over 90 day	$
8.	Concentration limits 25%	$
9.	Foreign Accounts	$
10.	Governmental Accounts	$
11.	Contra Accounts	$
12.	Promotion or Demo Accounts	$
13.	Intercompany/Employee Accounts	$
14.	Other (please explain below)	$
15.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS			$
16.	Eligible Subscription Contract Accounts (#4 minus #15)			$

AVERAGE SUBSCRIPTION RENEWAL RATE
17.	Actual renewals during month ending (three months prior)
18.	Scheduled/ Eligible renewals during month ending (three months prior)
19.	Month 3 Renewal Rate (#17 divided by #18)
20.	Actual renewals during month ending (two months prior)
21.	Scheduled/ Eligible renewals during month ending (two months prior)
22.	Month 2 Renewal Rate (#20 divided by #21)
23.	Actual renewals during month ending (month ending on Certificate date)
24.	Scheduled/ Eligible renewals during month ending (month ending on Certificate date)
25.	Month 1 Renewal Rate (#23 divided by #24)
26.	ADVANCE RATE ([#19 plus #22 plus #25] divided by 3]

BORROWING BASE
27.	Applicable Bookings (#1 plus 16)	$
28.	BORROWING BASE (#26 times #27)	$

BALANCES
29.	Maximum Loan Amount		$15,000,000
30.	Total Funds Available (Lesser of #28 or #29)			$
31.	Outstanding under Sublimits (if any)			$
32.	Present balance owing on Line of Credit			$
33.	Reserve Position (#30 minus #31 and #32)			$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Comerica Bank.
Comments:

BANK USE ONLY
CARBONITE, INC.
Rec’d By:
Date:
Reviewed By:
Date:
Authorized Signer

EXHIBIT E
COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	Comerica Bank Technology & Life Sciences Division Loan Analysis Department 250 Lytton Avenue 3rd Floor, Mail Code 4240 Palo Alto, California 94301 Phone: 650-462-6060 Fax: 650-462-6061
FROM: CARBONITE, INC.
The undersigned authorized Officer of CARBONITE, INC., a Delaware corporation (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i)Borrower is in complete compliance for the period ending                                                              with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof (provided, however, that those representations and warranties expressly referring to another date remain true, correct and complete in all material respects as of such date). Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.
Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared Monthly F/S	Monthly*, within 25 days	YES	NO
Compliance Certificate	Monthly*, within 25 days	YES	NO
CPA Audited, Unqualified F/S	Annually, within 180 days of FYE	YES	NO
Borrowing Base Cert., A/R & A/P Agings	Monthly*, within 25 days	YES	NO
Detailed Schedules re Applicable Bookings,	Monthly, within 25 days	YES	NO
Subscription Renewal Rate and Advance Rate
Calculations
Annual Business Plan (incl. operating budget)	Annually, within 30 days of FYE	YES	NO
IP Report	Quarterly	YES	NO
Audit	Semi-annual	YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO

*	Quarterly if no outstanding Advances w/in past 30 days

	REQUIRED	ACTUAL
Net Cash Amount	n/a		$—	—
Total amount of Borrower’s cash and investments	n/a	$ **	YES	NO
Total amount of Borrower’s cash and investments maintained with Bank	>$15 million**	$	YES	NO

**	Cash/investments outside of Bank may not exceed amount by which total cash and investments exceeds $15 million

REPORTING COVENANTS	DESCRIPTION	APPLICABLE
Legal Action > $500,000 (Sect. 6.2(a)(iv))	Notify promptly upon notice	YES	NO
Inventory Disputes > $250,000 (Sect. 6.3)	Notify promptly upon notice	YES	NO
Cross default with other agreements	Notify promptly upon notice	YES	NO
> $500,000 (Sect. 8.7)		YES	NO
Judgment > $500,000 (Sect. 8.9)	Notify promptly upon notice	YES	NO
Highest outstanding balance under Revolving		N/A	N/A
Line prior to date of Certificate	$ ***/****

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
TESTED MONTHLY (QUARTERLY IF NO OUTSTANDINGS):

Minimum Adjusted Net Worth***	> $10,000,000	$	YES	NO
Minimum Subscribers****	> 800,000		YES	NO

OTHER COVENANTS	REQUIRED		ACTUAL	COMPLIES
Permitted Acquisitions	<$4 million	*****		YES	NO

Permitted Indebtedness for equipment leases	< $250,000			YES	NO
Permitted Investments for stock repurchase	< $250,000			YES	NO
Permitted Investments in Subsidiaries	< $100,000	******		YES	NO
Permitted Investments for employee loans	< $250,000			YES	NO
Permitted Investments for joint ventures	< $100,000			YES	NO
Permitted Liens for equipment leases	< $250,000			YES	NO
Permitted Transfers	< $250,000			YES	NO

***	Applicable at all times after date Revolving Line outstandings are first equal to or exceed $5 million

****	Applicable at all times after date Revolving Line outstandings are first equal to or exceed $7.5 million

*****	$10 million if Net Cash Amount <$15 million

******	$2 million (less Investment in ICP license entity) in Carbonite China if Net Cash Amount < $15 million; $5 million (less Investment in ICP license entity) in Carbonite China if Net Cash Amount > $15 million
Please Enter Below Comments Regarding Violations:
The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.
Very truly yours,

Authorized Signer

Name:

Title:

EXHIBIT F
PRIME REFERENCED RATE ADDENDUM

PRIME REFERENCED RATE ADDENDUM TO
LOAN AND SECURITY AGREEMENT
     This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of May 11, 2011, by and between Comerica Bank (“Bank”) and Carbonite, Inc., a Delaware corporation (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement dated as of the date hereof by and between Borrower and Bank (as the same may be amended, modified, supplemented, extended or restated from time to time, collectively, the “Agreement”).
1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.
     a.  “Applicable Margin” means one percent (1.00%) per annum.
     b. “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.
     c. “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:
(1)	for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)	1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.
     d. “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

     e. “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.
     e. “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.
2. Interest Rate. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.
3. Payment of Interest. Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.
4. Bank’s Records. The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.
5. Default Interest Rate. From and after the occurrence of any Event of Default, and for so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.
6. Prepayment. Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.
7. Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.
     a. If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations hereunder or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.
     b. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Obligations hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to the undersigned, shall be conclusive and binding for all purposes absent manifest error.
8. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.
9. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.
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     IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK		CARBONITE, INC.

By:	/s/ James Demoy	By:	/s/ Andrew Keenan

Name:	James Demoy	Name:	Andrew Keenan

Title:	Vice President	Title:	Chief Financial Officer

[Signature Page to Prime Referenced Rate Addendum to Loan and Security Agreement]